Exhibit 99.B(d)(2)(F)(ii)

AMENDED SCHEDULE A

The Series of ING Investors Trust, as described in Section 1 of the attached Portfolio Management Agreement, to which Fidelity Management & Research Company shall act as Portfolio Manager are as follows:

ING FMRSM Diversified Mid Cap Portfolio

ING FMRSM Large Cap Growth Portfolio

ING FMRSM Mid Cap Growth Portfolio